EXHIBIT 99.1

FIBERSTARS, INCORPORATED

Investor Teleconference

Moderator: John Davenport

April 3, 2006

8:30 am CT

Operator:                                                                      Good morning. My name is (Tamara) and I will be your operator today. At this time I would like to welcome everyone to the Fiberstars 2005 Earnings conference call.

All lines have been placed on mute to prevent any background noise.

After the speaker’s remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. Thank you.

Mr. Davenport, you may begin your conference.

John Davenport:                               Thank you, (Tamara). Good morning everyone. With me are (Bob) Connors, our CFO and Ted des Enfants, our VP and GM of EFO. I’ll be opening with a few comments. (Bob) will go through the numbers and Ted will provide some detail on where we are with customers.

I’ll then talk a little bit about the DoD order to equip three Navy ships and some of the recent technical advancements we’ve made. We’ll then open it up to questions.

But first of course I’d like to remind you that forward-looking statements made on this conference call are pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our outlook for the first quarter of 2006, goals and business outlook for 2006 and thereafter, future EFO sales and enhancements to the EFO, our revenue and DARPA funding.

Investors are cautioned that all forward-looking statements involve risk and uncertainty and actual results may differ materially from the results predicted. Factors that could cause actual results to materially differ from the forward-looking statements in the presentation are set forth in our most recent annual report on Form 10-K for the year ending December 30.

These forward-looking statements speak only as of the date hereof. We disclaim any intention or obligation to update or revise any forward-looking statements.

And now let’s talk about the year. As announced, sales in the year were $28.3 million, down 5% from a year ago. However EFO sales were up and at 1-1/2 million showed a 2.6 fold increase, or about 5.4% of sales - within the range we previously forecasted, although at the lower side of that range.

There was a $7.4 million loss for the year, of which $3.1 was due to the previously announced restructuring charges. Bob will provide further analysis of the numbers in a moment.

I just want to say that we were disappointed in Q4 sales especially, down 20% over sales a year ago, a result primarily due to the significant drop in early buy pools order which we have been addressing with new products.

As I announced during our last call, Fiberstars introduced three new control and three new LED water feature lighting products. The three new control products tie the lighting control to the rest of the pool equipment. The three products allow control from the simplet to the most complex pool environments. The LED products offer the homeowner a low cost way of just introducing one or two water features into an existing pool environment.

Sales orders for the new products in Q1 have been encouraging and the new products are expected to eventually take the slack of the spa business which has largely disappeared.

However, our overall sales for the first quarter will be impacted by the continued softness in the pool and traditional lighting market.

Concerning EFO: We were very disappointed that Q4 EFO sales were flat year over year. We had expected an increase. Our fourth quarter results were affected with a couple of order timing issues, one more important than the other. An EFO down light job over $300,000 which had been promised for the fourth quarter was delayed. This was for lighting in a Texas hospital. Problems at the hospital following Hurricane Katrina as well as other issues combined to delay the order, making our fourth quarter EFO sales significantly lower than expected. We still expect to see the order but probably not until the fourth quarter this year. A Whole Foods order was also delayed to a change in construction schedule. We did however see that order in Q1.

Our Q1 EFO results will also be significantly affected by the $2.1 million order to install lighting on three Navy ships which came late in the quarter as well as three other projects where construction cycles moved. The Navy ship work now finalized will however begin in Q2. And we have just seen one of the other orders and expect to see the two others in the next few weeks.

So, we’re seeing about a quarter shift in our EFO expectations for 2006. For that reason we’re holding to the forecast that we gave on our last call.

I’d like to talk a little bit about our earnings release policy and news release policy. We’re going to try to make our new earnings release policy a little more user friendly going forward. Bob will talk about that in some more detail in a moment.

We’ve also developed a new policy concerning company news. Going forward we plan to communicate to investors either with either news releases or an investor letter on at least a monthly basis. We don’t expect that all of the news will be about orders, for example, as large as the recent DoD Navy ship order. But we’ve heard your desire to have a better insight into what’s going on.

Concerning the restructuring:  The (Freemont) building closed on schedule. All commercial and production - EFO as well a our traditional fiber optic lighting products are now manufactured in Solon, Ohio. The Pool lighting sales group has moved to their new headquarters Pleasanton as of the last week in December. Pool products are now manufactured at our facilities in Mexico and India. The company continues to be on track with the restructuring.

Now I’d like to turn it over to Bob for a discussion of the numbers.

Robert Connors:                                Thanks, John. Looking first at the fourth quarter, revenue came in at $6,234,000, down 20% from $7,840,000 in the fourth quarter of 2004. As John mentioned, the EFO (flat) sales were caused by a shift in a couple of orders. The main reason for the decline though was in the traditional fiber optic line which is pool lighting and decorative commercial lighting. And there we did have a shortfall which resulted in the sales shortfall in the quarter.

Gross profit margins were at 35.3%, down 4 percentage points from 2004, mainly due to lower sales and not leveraging fixed overhead costs of manufacturing. We do expect overhead rates to decline in 2006 as a result of closing the (Fremont) manufacturing office as part of the restructuring.

Expenses were up $2.3 million, primarily due to the additional restructuring expenses of $2.0 million, which we did not have in 2004.

Also G&A was up as a result of higher accounting and other fees. The overall result was a loss of $3.5 million or 37 cents per share, compared to a loss of $341,000 or 5 cents a share in the fourth quarter of 2004, again mainly due to the higher expenses and somewhat due to lower sales.

Looking at the year 2005, revenues were $28,337,000, down 5% from $29,731,000 of a year ago, and the shortfall mainly being a result of the Q4 sales shortfall.

Gross profit was 37.5%, down from 38.7% a year ago, again as a result of the effect of Q4 mentioned previously.

Operating expenses increased by $5.8 million, $3.1 million of that was due to restructuring expenses which John had previously talked about and are inline with our expectation overall of $3.5 million for restructuring expenses that will be taken in 2005 and 2006.

We also saw an increase of about $1 million each in sales and marketing and in R&D, most of which was due to additional investments in products surrounding the EFO product line as well as investments in sales and marketing in EFO.

The overall result was a loss of $7.4 million, compared to a loss of $700,000 a year ago or a loss of 90 cents per share compared to a loss of 10 cents per share a year ago, most of which was due to the higher expenses.

The balance sheet finished the year with cash and short-term investments of $23.6 million, which is up from $3.6 million in 2004 mainly due to $22.2 million in cash raised as part of the stock offering—with that amount of cash being the net amount after expenses. The stock offerings closed in November of 2005.

Accounts receivable and inventory days outstanding remained about steady on the year from the prior year. The net result was a net cash or net asset value of $38 million, an increase from $17 million, again mainly due to the financing taken on in the fourth quarter.

As we continue to invest in EFO sales and marketing and operations and R&D in 2006, we do expect to see some cash utilization during the year, most likely in the $4 to $8 million range.

Looking forward to 2006 Q1 will also be a down quarter as it typically is this time of year for Fiberstars. John mentioned we had some delays in orders in

Q1 on the EFO side but also given that the Navy contract was signed very late in the quarter there was not time to ship any of that business this quarter.

So as a result we expect the traditional fiber optic business to be as soft as it was in Q4 and EFO revenues to be nearly flat. And we’ll have a loss as a result of the restructuring - additional restructuring expenses as well as FAS 123R expenses which will hit in Q1.

However overall in 2006 we still expect EFO sales to be in the 15% to 25% range as mentioned in the press release. And doing the math on this the numbers that we get are in the range of $4 to $10 million of EFO business.

The core business, however, we continue to see probably drifting downward a bit during the year. Mainly the pool business will see shortfalls again in the spa business and (Jazz FX) line. However we expect that to be offset somewhat by the new products that John mentioned, the control box which will make up some of that, if not all of it.

EFO sales were delayed in the quarter. As I mentioned, the Navy deal being signed at the very end of the quarter resulted in no business in the quarter from it. And so as a result we expect EFO to be comparable to Q4 levels.

We expect a loss for the year mainly due to additional expenses from the restructuring. We expect to see a continued investment in EFO both in sales and marketing and R&D and also potentially Sarbanes-Oxley expenses in the range of $600,000 for the year, along with FAS 123R.

And just to talk a bit about our earning release policy, after the press release we put out an earnings release for this conference call and we got a lot of feedback from investors about the timing. We heard that feedback and as a result have decided to make some adjustments. We’ll still be having the earning release and conference call at the backend of the filing period mainly because the timing of reviews and audits has been taking longer and we don’t want to risk numbers changing after the release. However we will be doing it not on Friday as we have this time around, with a Monday conference call but most likely it will be a Thursday release and conference call which is where we’re headed at the moment.

So with that I will turn it back over to John to continue the call.

John.

John Davenport:                               Thank you, (Bob). As I commented earlier we haven’t been very timely at issuing EFO news over the past few months. A great deal, in fact, has been going on, so much so that our VP of Sales and Marketing could only take a four-day honeymoon after getting married in February.

The EFO activity encourages us to believe the potential of this energy savings technology is as large or larger than we originally believed. I’d like to introduce Ted, our newly married EFO VP and GM to provide the details.

Ted des Enfants:                              Thanks, John. Good morning everyone. Today I’d like to review the customer spots and progress to date of the EFO product line. I want to also discuss the progress of our initial launch of Fiberstars’ EFO ICE, a trademark acronym that stands for Illuminating Cold Environment, our new brand for the freezer and cooler case product.

EFO ICE technology was funded by DARPA, developed for US Navy ships to replace fluorescent lighting systems. In this case we commercialized the DARPA development in the EFO Illuminators are mounted on top of the vertical refrigerated cases illuminating high tech acrylic rods in the case remotely through large core fiber, delivering light where retailers want it, on their product.

We launched EFO ICE in February at EEI, the Edison Electrical Institute. At a convention of national retail energy managers that meet to discuss energy initiatives and learn about new products and services that help save energy. We received a great response with three of the nation’s largest retailers ordering at the show for the first time.

In late March we showed off EFO ICE in the EFO accent lighting at Global Shop, a retail convention in Orlando geared for merchandising and facility managers of national retail chains. EFO ICE was a big hit, attracting supermarkets to buy test product and several interviews with the press.

By hitting both of these shows we’re gaining the support of three key decision-making departments within one retailer, the energy managers, the folks whose job it is to reduce energy, and merchandisers, the folks who design the shelf strategy and (planograms), and the facility managers, the folks that have to live with the system and maintain it.

Just to get into a little bit about ICE, I want to talk about what EFO ICE does for retailers. EFO ICE solves three major problems at retailers such as supermarkets, convenient stores and drug chains have illuminating their high margin products sold in refrigerated cases. One, these cooler cases are lit with fluorescent lightbulbs that are mounted inside the case which create heat. EFO ICE conversely is not remotely on top of the case, eliminating heat from inside the refrigerated case. This case in the amount of energy required to refrigerate this cooler case. This is a big deal, taking all of the heat out of the case.

Two, EFO ICE is more efficient than fluorescent and reduces the amount of energy required to illuminate the case.

And the third benefit is kind of a Part A and part B, it saves retailers on their maintenance costs and is less hazardous. We use one EFO ICE lamp to illuminate three vertical refrigerated doors. It replaces as many as six fluorescent light bulbs. These bulbs by code are required to have protective jacketing to protect food from mercury and possible broken glass, requiring extra labor to maintain. The EFO ICE eliminates mercury and glass from inside the case. This is a big dealer for retailers as EFO ICE makes their job easier and less hazardous.

Before I get into the specific account progress, I’d like to quote our national sales manager, Paul Schooley. Like many of us, Paul came from GE Lighting where he led their market development efforts for retail and national accounts. And I’ll quote Paul. “In the 150 years I’ve been in sales and marketing, I’ve never seen a demand for a product like EFO ICE”. Now I’ve only been in lighting for 12 years, but I can tell you based on customer feedback, I share Paul’s enthusiasm.

With that, let’s take a look at some of our EFO customers. I’ll start with Albertsons and Supervalu. With the merger they combined to have over 3800 locations. Our Southern California Edison funded test for EFO ICE is complete, verifying that EFO saves 90 watts per door versus standard energy saving T8 lamps, which is fantastic.

Taking this data and comparing it to the most commonly used fluorescent case lighting systems, EFO saves 140 watts per freezer case door. Most the cases use older technology and they use even more watts to light their cases per door. Now comparing this to the latest in LED technology, EFO saves even more at 160 watt savings per door.

Our understanding from Southern California Edison is that this report should be given to Albertsons in April and released to the public in May. The response from Albertsons regarding EFO ICE has been fantastic for Fiberstars.

Other EFO lighting at Albertsons, we’ve shipped two of six committed to seafood department, one for an Albertsons in California and one for the Shaw’s division of Albertsons in Weymouth, Massachusetts. We have also shipped two additional stores for their Godiva chocolate department, with several more Godiva chocolate departments expected in 2006 for a total of five Albertsons stores that have EFO. So far the Supervalu merger has not affected EFO activity and we continue to see progress throughout the year in Albertsons as they continue to adopt the EFO technology.

Next, Safeway. Safeway has 1900 locations nationally. We shipped our first Safeway floral department in the first quarter. Safeway purchased this to evaluate for their lifestyle store retrofit format. Since this lifestyle store format has over 1000 locations to be retrofitted, it represents a $12-1/2 million opportunity for EFO just in the floral department. Safeway is also evaluating EFO ICE and will make a decision after they review the Southern California Edison report.

No I’ll talk about Whole Foods. We talked about Whole Foods a lot in the past. Whole Foods has been really our show dog for EFO, as they are the leaders of profitability in the grocery store chain. We are now in six of the 11 regions. We led the Whole Food Market cooking school at their headquarters in Austin, Texas, and most recently shipped the largest Whole Food Market

EFO order to date. This quarter we expect to install EFO in four additional locations. One of these locations is two times the largest size of any existing EFO installation today.

In the six regions where we are specified, timing can be difficult to predict, as we are tied to their construction schedules. So a lot of progress and a lot of great stuff going on with Whole Foods.

Public Supermarkets in the southeast, mainly in Florida, have 800 plus locations. EFO ICE was installed with the use of our new Cloverleaf technology, which gives us 15% more light. We matched the color and light output of fluorescent lamps that we have replaced, saving over 100 watts per door. In addition, Florida Power and Light will be offering significant rebates of the use of EFO.

Now I’ll talk about five new EFO ICE installations. One is A&P grocery store, based in New Jersey. EFO ICE was installed, again using our new Cloverleaf technology. EFO has matched the light levels of their existing fluorescent system, and A&P has 20 plus locations on Long Island that qualify for Long Island Power Authority rebates that equates to over half of the up front cost of the EFO ICE system, bringing payback down to 1.1 years.

Aldi, a European grocer with over 700 locations in the US, we installed EFO ICE on March 8, much to the customer’s satisfaction. A follow up meeting is scheduled in April. Their feedback has just been fantastic. They think EFO is going to help them increase ales in these high margin areas.

Pathmark, with over 174 locations, we have EFO ICE installed in the fourth quarter. It was very well received. We have a bid of 24 Long Island stores for over $880,000. And they also qualify for Long Island Power Authority rebate of over $450,000.

Wal-Mart, who everybody likes to know about what’s going on with Wal-Mart, as we know we have over 4500 locations. EFO ICE has been installed in their Bentonville, Arkansas location, much to their approval. They are anxiously awaiting data from Southern California Edison tests so they can then take that into their evaluation of the technology.

Other regions such as Canada and South America have requested a test of EFO ICE as a result of the Global Shop Show I mentioned earlier.

We’ve got six new EFO accent lighting in EFO ICE and solution set for Q2, one at Price Chopper. Price Chopper has over 115 locations. Brookshire, with 160 locations. Everyone knows Rite-Aid Pharmacy with 3300 locations. That was the result of EEI. Walgreen’s, with over 4300 locations, again something that Paul Schooley attained at EEI. Dollar General, with 7000 plus locations in the US, again a lead that we got at EEI and Giant Eagle with a couple hundred locations in the US.

So you see that the response from EFO ICE has been great. Several customers are signing up and purchasing products to evaluate in their stores.

Next I want to talk about Gensler. Gensler installation at their 1 Rockefeller Center office has been very well received and continues to generate traffic with local lighting designers and end users. Gensler has also specified EFO for their new office location in New York City.

EFO is also on the short list of manufacturers being considered for Bank of America. Currently Bank of America has about three to four floors of steel that has been installed at the construction site. Firm specifications are expected within the next three to six months hopefully.

Gensler Las Vegas also ordered EFO for their offices. And we continue to offer new products and new fixtures with Gensler for future specifications and applications. I’ll tell you, Gensler’s support helps us gain customer confidence in the retail and commercial building market.

Lastly I’ll talk about National Elevator Cab agreement, a small opportunity, total available market of about $10 million. EFO is a great opportunity for flow business of EFO, less tied to these retail construction schedules that we mentioned earlier.

EFO brings no heat to the elevator cab and reduces significant labor costs. And the whole strategy here with National Cab is pretty great. The - their story is basically the savings from EFO over the life of the cab pays for the entire cab retrofitting. So over its useful life, about 20 years, the savings they appreciate by using EFO pays for the entire retrofit of the cab. It’s pretty exciting. We’re very excited to do business with National Elevator and go after that market segment together.

Really, that’s my update. In closing I’d like to reiterate that the overall response for EFO is the great and we continued to gain traction in many customers segments.

With that, I’d like to thank all of you for your continue support in Fiberstars. I’ll turn it back to John.

John Davenport:                               Thank you Ted. I’d like to make a few final comments about EFO technology advances and the Navy work and then open the call to questions.

Concerning 50 LPW systems: An independent laboratory (ITL) has confirmed that two new versions of both of our standard 8 output and new 6 output EFO systems deliver light to applications at 50 or greater lumens per watt. That’s a 15% to 25% improvement in energy efficiency over earlier versions.

The key new element enabling us to do that is what we call Cloverleaf™ CPC, new optical design. This advance is important for two reasons. The first of course, is that energy efficiency continues to improve. As a result, EFO becomes even more compelling from an energy point of view. The second reason is that more light is available for an application since we have kept the watts fixed. This is particularly important for the new EFO ICE application, the heart of which is the Cloverleaf optics that I just talked about. The Cloverlear™ illuminator combined with the new high tech fiber luminaire that Ted talked about a moment ago enables us to deliver the right amount of light to the product..

These developments spring from the government funded R&D that we’ve been doing over the past several years. Also coming from that government work is a the DoD Navy order for $2.1 million to light three ships for a sea test. Sea trials are expected to begin in Q4. However, the activity will be spread over three quarters. Some of it will be in developing fixtures to stand the vibration and salt spray vessels experience. Most of the order will be EFO including our first instant light EFO systems. Most of the work also will be complete in 2006.

A significant part of this contract is that if EFO passes the test, and of course we believe it will, it will become standard lighting for the areas we’ve lit in Navy ships as new ships are built and older ones are renovated. The values of this project which Darpa is funding, in which they call HEDLIGHT, include greater savings, lower on ship maintenance, a much more robust system versus fragile fluorescent tubes and of course energy savings.

The US Navy currently has 281 commissioned ships. Ship classes include aircraft carriers, there are 12 of them, amphibious assault ships, amphibious transport cruisers, destroyers, dock landing ships, freighters, submarines. Navy ship applications are a nice market all by themselves. Consider a carrier. The USS George Washington, for example, has more than 18,000 fluorescent fixtures on it. If we were to switch these to EFO that would be about 6000 EFOs. That’s just for one ship.

In summary, EFO prospects remain very positive in spite of the delays we’ve experienced with some customers. We are obviously very pleased with the DoD ship order. We are encouraged to see Whole Foods continue to expand their EFO applications in stores in regions where EFO is specified. We are pleased to see Albertsons beginning to place regular EFO orders and hope to see them on an ongoing basis. We are also encouraged with the significant and growing interest in our new EFO ICE™ offering, with six new test installations scheduled for the second quarter.

We’re beginning to be specified in buildings for down lighting. For example, ING headquarters in Holland. That application alone will eventually replace thousands of MR16s. New applications are emerging as well - for example in in the elevators Ted talked about, where both reduced energy and low heat matter.

We are also pleased that we’ve been able to improve EFO with more fixtures, more features and, most importantly, greater energy efficiency. Government support has really been key here. We are pleased to see that support continuing in 2006 and expect to see continuing product gains as a result.

I’d like to now open the call to any questions that you might have.

Operator:                                                                      At this time I would like to remind everyone in order to ask a question please press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Brian Tanous with Merriman and Company.

Brian Tanous:                                             Good morning gentlemen.

John Davenport:                               Good morning

Brian Tanous:                                             Just a couple of quick questions for you. Regarding the restructuring charges, should we expect to see some additional charges in Q1?

Robert Connors:                                Yes Brian. We should see pretty much the rest of the restructuring charges occurring in Q1.

Brian Tanous:                                             And what kind of number is that (Bob)?

Robert Connors:                                The balance of the 3.5. So it’s on the order of $400,000.

Brian Tanous:                                             Four hundred thousand, okay.

One potential client that I didn’t hear you mention in your recap was Costco. Can you give me an update on what’s taking place at COSCO?

John Davenport:                               Yes. Ted?

Ted des Enfants:                              Yeah, I don’t know how I left that out. COSCO actually has some great progress. We’ve got an installation in Mayfield Heights in Ohio. We’ve done a cheese department of their cooler cases with EFO ICE as well an ice cream case. It’s currently being evaluated for applications in other stores. And I think we have a meeting within the next month with their energy manager, as they are continuing to evaluate the technology.

Brian Tanous:                                             Okay, and then the SoCal Edison report is - what’s taking so long for that to get published?

John Davenport:                               Sure this - let me take a crack at that. Southern Cal Edison is a utility. And they have a group - a scientific group involved in that. They’ve just gotten the data together.

They did pretty extensive - I’ve actually seen the spreadsheet involved. There are hundreds thermocouple test points for example.. They are also controlling for humidity. They are controlling for ambient temperatures both outside the store and inside the store. They are controlling for the time of day. And so the data is of course takes time to sort out. All of the same things affect the energy consumption in your cooler. You can imagine when - if you’ve got kids that your refrigerator bill is a lot different than if there’s just the two of you. At least I’ve experienced that.

That’s the sort of thing that they’re doing. They are going through that data and trying to pull just the EFO energy savings out of it.

We spent some time with them about a week or so ago. We wre actually in California talking to the folks doing the study, going through the data with them. And I believe that they’ve got it pretty well worked out.

Their next step then — this was a joint effort involving Albertsons — is to present their report to Albertsons and then to get feedback from them. Our understanding is they’ll be doing that in April. And after that they’ll be free to publish this more broadly. They’ve estimated that early as early as May to begin to see something.

So that’s kind of the process involved. Although based on what we’ve seen, they’ve confirmed the initial electrical energy savings. We’re about twice the lefficiency over the fluorescents. And then there is the compressor savings, which is about a watt for watt kind of savings. That what’s behind the numbers that Ted gave you a little earlier. There’s really a significant energy savings using EFO.

I don’t know of a technology which better than that for lighting a freezer case..

So if that answers your question, Brian…

Brian Tanous:                                             Yeah, that’s helpful. Just two more real quick ones as far as status of projects. You had mentioned that the ING headquarters in Holland, that you had completed a Phase I and were anticipating the opportunity to move into a larger Phase II. Could you give us an update on ING potential? And then also Safeway, regarding the large bid that you have out there. Can you give us some color on what Safeway is talking about regarding the larger opportunity with multiple stores?

John Davenport:                               Sure. Let’s start with ING headquarters. As you mentioned, we do have a Phase I at ING; they are pleased with that. And we are specified - there are three phases to this project, we’re specified for Phase II and for Phase III. The larger Phase is Phase II. We’re expecting that Phase II to begin toward the end of the second quarter, probably spilling over into Q3 as well. And in Q4, the present schedule calls for Phase III.

Now there is no new construction going on, this is a renovation. So fortunately, we’re not worried about what the weather is and so forth. But that’s where it stands. As I said, there will be thousands of MR16s involved. It’t will be a significant order. It will be our largest order non-military order to date.

Your second question was about Safeway. And let - I think that Ted was really bringing up-to-date on Safeway; we’re installing a flower department. The store we’re in is actually nearby to the President of Safeway who will be reviewing it. So, we’ve got people looking at this at the highest level.

It’s only part of a larger opportunity that we’ve been talking about. The next phase in that larger opportunity will be EFO ICE,. – They’re waiting for Southern Cal Edison’s report on ICE and, of course, we have the Albertson’s store that they can also take a look at in California. So we’re moving on both of those fronts.

Brian Tanous:                                             Excellent. Okay. Thank you. I’ll get back in the queue.

John Davenport:                               Okay.

Operator:                                                                      Your next question comes from Lenny Brecken with Brecken Capital.

Lenny Brecken:            Gentlemen, I have a couple of questions. I mean one, how much was the dollar amount of the hospital, whether that was deferred?

John Davenport:                               It was in excess of $300,000.

Lenny Brecken:            Okay, and I have three more questions. One, John, and I don’t mean any disrespect for this at any one in the company, but the perception on the street regarding forecasting either the Pool business or the EFO business has been horrendous and I think you can appreciate this last several quarters if not years. What are you doing to correct that?

And then I have a question regarding the dollar amount of the bids both for ICE and MR16 replacement market that Ted was qualitatively describing but not quantitatively describing and I’m asking the dollar amounts that would close to ship revenue in ‘06, if you can describe that? Thank you.

John Davenport:                               Sure. In terms of forecasting, we’re really at the beginning really with EFO. So, EFO is difficult to forecast. It’s lumpy. We’re talking about orders that are much larger by far with $300,000 I just talked about a moment ago, much larger by far than orders in our traditional business. If one of those orders slip a quarter due, for example to a timing delay in a construction cycle, that can mean a lot. As that flow increases, we’ll see a much better ability to forecast.

That’s why we have such a large range in 2006; 2006 is the - really, my view, is really the startup year for EFO. We’ve had products out there to help develop the market. But EFO I believe is the adoption year.

The second thing that we’re trying to do is increase communication. We want you to know, our investors, to know what we know. We’ve created a policy to try to increase the level of communication; that will help forecasting as well. We are working on bringing new personnel into the company. These people will help in terms of the enhancing our forecasting ability. I’ve been spending a lot more time with the larger customers personally and that’s another element.

Concerning the bids, the amount of bids, I’m going to let Ted talk a little bit about this, the kinds of levels. Ted, maybe you could - I know you can’t talk about the BofA building specifically -, mention how much is the lighting was in a similar building in New York.

Ted des Enfants:                              The other building similar to the Bank of America, the lighting package was in excess of $20 million. So if you take a look at the opportunity there for EFO, the EFO could be anywhere from 5% to 50% of that number. And you…

Lenny Brecken:            Yeah, but…

Ted des Enfants:                              I’m sorry?

Lenny Brecken:            Yeah, Ted, but I was just referring to both breaking out MR16 and the ICE market that is shippable in ‘06. So you can close with everything you deal backlog but what can you close this year for both those segments of the market?

Ted des Enfants:          Yeah. I mean that number that we’ve quoted - I don’t know if I feel comfortable with a dollar amount - but what I’ve quoted is in excess of $20 million. I mean we’ve got a lot of quotes on the street and that’s very conservative. I mean we’ve got Safeway and that’s a very large opportunity...

Lenny Brecken:            Okay.

John Davenport:                               Yeah.

Ted des Enfants:                              …that if you add the total opportunity together…

John Davenport:	Yes?.

Ted des Enfants:	…it’s…

Lenny Brecken:	Okay.

Ted des Enfants:	…The Safeway opportunity is close to $50MM if you combine three departments.

Lenny Brecken:	Now how has that changed in the last three months (my friend)?

John Davenport:	The opportunity hasn’t really changed. The opportunity is there. We see - let me first go backwards and talk about the split. We think that it’s about a 50/50 split now.

Lenny Brecken:	Okay.

John Davenport:

The change in the last three months is that we’re getting closer to orders. I think the Navy is a perfect example of that. Every imaginable thing that you - every “T” that you have to cross and so forth, all the “Is” you have to dot. We did it. There are corresponding things to go on in these commercial orders. When you’re talking about big numbers people want to feel very comfortable.

Ted des Enfants:	And when you ask how things have changed, Safeway is first taking a look at the floral department. That one department of three or four that we’ve evaluated represents $12.5 million.

John Davenport:	Potential.

Ted des Enfants:

Potential opportunity. So you take a look at the other departments and add those together and that’s where we get to a much higher number of the total opportunity out of this $1.5 billion that they publicly announced that they’re going to spend on renovations for their lifestyle format.

Lenny Brecken:	Okay. I’ll get back in the queue. Thanks, guys.

John Davenport:	Thank you, Lenny.

Ted des Enfants:	Okay.

John Davenport:	We appreciate your support.

Operator:	Your next question comes from Bill Gibson with Nollenberger Capital.

Bill Gibson:

Yeah. My question is sort of a follow-up on Lenny’s. And it - you know, here’s - I know earlier we talked about studies on the savings on waste on produce and yet here’s people looking at - you know, I mean they’re testing flowers. Is there something holding back adoption on power alleys here?

John Davenport:

Yeah. So let’s talk about it. We are getting adoption on power alleys. One of the places of course is in Whole Foods Market and we’re continuing to ship more Whole Foods business. There are fixtures that we have to develop and that are underdevelopment that allow us to get more business than before. Not all power alleys for example are located in the ideal location for EFO with our present fixture line. So that’s part of the activity is to develop fixtures to help us penetrate. Ted, do you want to talk more about this?

Ted des Enfants:	We’re also shipping - I think in the accent lighting for the power alley, Safeway, that opportunities, power alley, Albertson’s taking a look at the seafood department.

John Davenport:	Yeah.

Ted des Enfants:

That’s power alley; also, their Godiva chocolate department; that’s excellent lighting for chocolates. So I feel that the progress in the power alley with more adopters that we continue to gain like Albertson’s will only continue.

John Davenport:	Yeah. So the power alley adoption really is our strength and it’s happening.

Bill Gibson:	Okay. So in - is it fair to say that as more gets adopted, it should start to feed on itself, the volume will beget volume?

John Davenport:	I believe that’s the case. The - there are lots of folks who like to be number two or number three as adopters because then they know that it works.

Bill Gibson:	Uh-huh.

John Davenport:

And we’re getting less and less pushback from customers now wondering whether it’s going to work. And we can now get referrals - especially if our cutomers are not in the same business. For example, you can go to a commercial down lighting customer at a retail store and get a testimonial from a supermarket customer who likes the product. It’s hard to get them, you know, the guys next door in the same business. But you can get that now across businesses and they’re doing it.

Bill Gibson:	Okay. Good. And then a couple other things you just - you didn’t mention much. One, I’ll grant you it’s a niche market but dock lighting. Now there were some people doing some tests and…

John Davenport:	Yeah…

Bill Gibson:	…did they decide to pass on that or…?

John Davenport:	I’ll turn that over to Ted.

Ted des Enfants:

The dock lights is a neat product, it shows the breadth of the EFO line and the versatility of it. It’s been specified and is currently being used by Pathmark, they’re ordering it for all their new stores; (Heinen’s), a small chain here in Ohio, has converted all of their locations to the EFO dock light.

And (Publics) still has an evaluation of their - them being one of the largest distributors of groceries in America, they have a lot of distribution centers; one just got approved in (Puntigorta), Florida that will be built in I believe 2007, over 750,000 square feet that they’re currently evaluating the dock light for use there as well.

It’s really a niche product, like you mentioned Bill, but also it’s a good opportunity that shows the breadth of the line. The customers in this particular food segment like it for - it helps them from getting tickets from OSHA as they don’t have broken glass in the product and also saves a considerable amount of energy.

Bill Gibson:	Good.

Ted des Enfants:	So we’re still marketing it and we still like it as a way to show the breadth of the line.

Bill Gibson:	And then lastly, any retailers out there evaluating it now…?

Ted des Enfants:	Yeah…

Bill Gibson:	…and away from supermarkets?

Ted des Enfants:

Absolutely. We’ve got development right now going on with one of the Nation’s largest department stores in the Southeast, a name of which I’ll keep to myself right now. But the opportunity represents over $3 million.

They’ve actually come to us for a development of specific fixtures in their retail stores, for hard goods, for clothing, and women’s show apparel, where they want to replace halogen (puck) lights. So it’s really a great opportunity and they’re actually working closely with us to develop the fixtures that they want to use for. So there’s a lot of development, that a lot of the relationships that (Paul Schooley) has brought to us from GE Lighting and he’s going after that business.

Bill Gibson:	Great. Thanks, Ted.

Ted des Enfants:	Thank you.

Operator:	Your next question comes from Robert Smith with Center for Performance Investing.

Robert Smith:	Hi, good morning.

John Davenport:	Good morning.

Robert Smith:

So, you know, guys, I’ve been with you for a while and I’m a long-term investor so I hear what you say about 2006. So now I’m looking at 2007 and it seems to me that you have an opportunity for mushrooming revenues. My question is the drive to profitability. Since you’re really contract manufacturing this offshore, the gross margins I assume in excess of 40%, how much of a focus or how important it is to you to gain profitability in early ‘07?

John Davenport:

Well, yeah, thanks, Robert. I think we’ve said that we have a loss in 2006 and we expect to be profitable starting in 2007. I think it’s a bit early to say whether that’s going to be early 2007 or later in 2007.

Robert Smith:	Uh-huh. But you guys are going to have that as an an objective?

Ted des Enfants:	Well, that’s a major part…

Robert Smith:	…major objective I mean?

Ted des Enfants:	Oh, absolutely.

John Davenport:

That’s the target. And we are working on costs. Well, actually, we’re a little more than a contract manufacturer. We’re in control in our facility in Mexico for example. We are attacking costs; for example, our CPCs are not only a proprietary technology but they’re difficult to make. We manufacture them using our own equipment and most recently, we do the coating using our own equipment. That’s really for two reasons; one is get the quality and the quality of these things determine how well these things work from an efficiency point of view so we care very much about it. The second is costs and the costs are now about half what they were for that single item.

So we’re trying to get control of the key manufacturing processes and do those ourselves. We’re - that helps both from a quality and a cost point of view.

Robert Smith:                John, what is the big trade show in Las Vegas this year present to you as possibilities?

John Davenport:                               We’ve been working on it for the last couple of months, as you can imagine, and I’ll let Ted say a few words about that, he’s excited about it.

Ted des Enfants:                              Yeah. There’s a lot of work going on behind the scenes. We’ve - we’ll have a nice new showing, Fiberstars is really leaning on our sustainability story, through the energy savings obviously, and the - and what’s been a really great response to our reuse and recycle program for the land.

We’ll have a new booth, it will be the formal launch of EFO ICE in the lighting industry as this is just a lighting-specific show, as well as we’re, you know, gather there’s a lot of lighting designers and architects and usually a lot of press. So we’re all anticipating to get a lot of press about ICE at this show and expect it to be a great show. It’s in late May and we welcome everybody to come check it out.

Robert Smith:                How about investor relations with the street? Meetings and things like that. Anything on the burner and if you come to New York will you kindly let me know about it?

John Davenport:                               Absolutely Robert. And in fact there is a Merriman conference coming up that I’ll be talking at. And I’m not surebut I believe that’s in New York. I’ll check on it. And AEA is also coming up. I’ll be speaking at that in California.

Robert Smith:                Is there any reason why you didn’t mention the aircraft carrier in the press release and you just said it was the third vessel, I mean…?

John Davenport:                               Well there is a third mystery vessel, which I named in the original release but which the folks in Department of Defense took out and made a third vessel. So I can’t comment on the third vessel.

Robert Smith:                Well when say…

Man:                                                                                            It’s not an aircraft carrier. I can tell you that.

Robert Smith:                It isn’t? Well, but…

John Davenport:                               It’s a secret.

Robert Smith:                Yeah but you say in the release that it’s installed in hangar bays and the only hangar bay that I know is…

John Davenport:                               Oh no.. There are hangar bays on a destroyer, for example. They have helicopter hangar bays.

Robert Smith:                Oh, okay.

John Davenport:                               And that’s what we’ll be doing on one of the vessels is a destroyer. We’ll be installing EFO in that hangar bay. And that’s a particularly difficult spot to light. In fact, we did a demo for the captain of a ship last year and he was so pleased with it he didn’t want us to take it out. And you know, the captain has a lot of power. I finally convinced him that, you know, having the cords hanging around and stuff wasn’t what he really wanted.

Robert Smith:                You guys also mentioned (Publics) with the dock light. Are they trying to do something with them with EFO ice?

Ted des Enfants:                              Absolutely. That’s the main thing.

John Davenport:                               That’s the main.

Ted des Enfants:                              Yeah. That’s the one – that’s the main, I think, dollar opportunity.

Robert Smith:                Yeah. I don’t think you mentioned (Publics) though.

Ted des Enfants:                              Okay. Well (Publics) yeah. I can reiterate it. I did – we’ve got an EFO lights installation, the entire store’s cooler cases. We completed that installation much to their satisfaction with the new cloverleaf technology, which gives us 15% more light out but we matched the color and light output of the fluorescent lamps and replaced about 100 watts per door.

And Florida Power and Light originally introduced us to this customer is offering a significant rebate that will be unveiled very shortly about the amount of what sort of rebate they’re going to offer for EFO. They already offer a rebate for the dock light and they already offer a rebate for EFO accent lighting.

John Davenport:                               Ted and I talked to their senior management team in charge of this project area, lighting area. And the response has been positive. The response has been positive. They’re still digging out from, believe it or not, these hurricanes. They had…

Ted des Enfants:                              They had over half their stores out of power at one point. Yeah.

John Davenport:                               Right. So they’re trying to get a few things squared away but this is high on their plate.

Robert Smith:                Ted in his comments mentioned some comparative data with LEDs, which went by me.

John Davenport:                               Oh sure.

Robert Smith:                What was that?

John Davenport:                               Let me just say a couple of things about LEDs.. LEDs are terrific in some applications but in freezer cases they don’t make a lot of sense. To actually to get the same amount of light it actually takes you more watts in an LED system than the fluorescent lamps.

Now LEDs work better in the cold. In fact, the colder it is the better they work. They have a heat problem. But they also put heat into the case because the device itself is in the case. They are less efficient, unlike EFO, than the fluorescent lamps they’re seeking to replace.

And so within this application they don’t make a lot of sense. For traffic lights they make a lot of sense.

Robert Smith:                Right.

John Davenport:                               But as a white light source in a case from an energy point of view they don’t make a lot of sense.

Robert Smith:                Okay. Thanks very much and I eagerly await further developments this year.

John Davenport:	Sure.

Operator:	Your next question comes from Phil Goldsmith with Goldsmith and Harris.

Phil Goldsmith:	Yes. Good morning.

John Davenport:	Good morning (Phil).

Phil Goldsmith:	With regard to your marketing strategy can you comment on this going forward in terms of number of people, responsibilities, et cetera?

John Davenport:

Sure. We’re strengthening our marketing and sales efforts in EFO. As I said we only allowed Ted a four day honeymoon. That was – that’s only half tongue in cheek. Ted is here listening a little bit in front of me. I wish we were on video.

I’m going to ask Ted to talk a little bit more about that.

Ted des Enfants:

We add one new sales person in Q1. We are interviewing right now as we look to add two more sales people directly tied to the customer in Q2 from the industry. We’re also in the process of announcing an opening for a marketing position as well.

We have a total staff touching the customer now of 17 folks. We added one in the fourth quarter as well. Touching the customer. Involved with the efforts of sales and marketing for EFO. And we’re looking to increase that by a minimum of two to three more in the second quarter.

So we’ve got a pretty aggressive strategy with regard to people. You know, our real marketing strategy is the foothold account strategy where we get, you know, the roll out, you know, what - we consider Whole Foods to be a roll out. And they’ve been a great show dog for us. The others will follow as you get one.

So it’s what - we’re going to be participating in future trade shows and possibly doing some small amount of advertising later in the year as well.

Phil Goldsmith:             All right. You mentioned the – can you just differentiate the sales from the marketing? Are you bringing on marketing capability in addition to the sales?

John Davenport:                               Yes. That’s actually – that’s absolutely correct. We have one now and we have a PR/IR group which is external. But we have one person brought on in the marketing group. We expect to have a second senior marketing person will be coming on. So we’re building that effort.

We also have a marketing person working as a consultant. So we’re talking about a substantial effort in the marketing area separate from the sales area.

Phil Goldsmith:             Okay. Just a couple more brief questions. The – as you switch to the manufacturing offshore are there any problems in this changeover? Is the capacity there now? Is it smooth manufacturing process etcetera?

John Davenport:                               Well, first of all we’ve kept EFO manufacturing onshore. EFO manufacturing except for some components is mostly onshore at this moment. As we build up scale we’ll move more items offshore. Our offshore manufacturing is really for pools. Most of that manufacturing occurs in either Mexico Mexico, India, or China.

And we are pretty happy with the way things are going in both Mexico and India. China sometimes provides some challenges. We have some new pool products and we’re on the phone with those guys every night.

So and we’re trying to increase the communication there. We have video connections to both India and to Mexico. We use the one our facility in Mexico often. And I think we’re going to want to do that in China as well. So that’s where we are.

Phil Goldsmith:	Okay. Lastly, can you comment on the cash burden that you anticipate going forward?

John Davenport:	Sure. I’m going to turn that over to Bob though.

Robert Connors:

Yeah. Thanks (Phil). As I mentioned when I was speaking earlier we are going to continue to invest in sales and marketing as you’ve pointed out. We’re also going to continue to beef up the infrastructure so we can make sure we can ship large quantities of products as well as continue the R&D development work on EFO.

So I think we’re looking at probably somewhere in the range of 4 to $8 million potentially in cash utilization this year.

Phil Goldsmith:	Between – so for the next three quarters, four to eight aggregately. Correct?

Robert Connors:

For the 12 months of 2006 and we’ll review it again towards the end of 2006 in light of profitability in 2007 I would expect that number would change although there could be working capital needs if things are beginning to pick up.

Phil Goldsmith:	When do you anticipate that you would be cash flow neutral?

Robert Connors:

Well that’s a tough question because if EFO is as successful as we believe then we could see order increases in 2007, 2008. At which point we’d have working capital requirements so I don’t know that we would achieve cash neutrality in that scenario.

Phil Goldsmith:	Okay. Just in terms of the adequacy of the cash on the books right now, you feel that this is going to get you through this tunnel reasonably comfortably?

Robert Connors:

Yes, wee felt we raised enough cash and I think we said this when we were doing the road show presentations that this amount of cash we figured would last us two to three years. And that’s kind of where it looks like it’s going to come out.

Phil Goldsmith:	Thank you very much.

Robert Connors:	Thank you.

Operator:	Your next question comes from Lenny Brecken with Brecken Capital.

Lenny Brecken:	That’s (Brecken and Brecken) Capital.

Guys, John, you had mentioned the split was 50 and 50 between ice and MR16 replacement. I just – I, you know, when Ted’s qualitative discussion on the backlog of business he brought up a few prominent – not as many as ICE installations or potential installations. Is there – what is going on in that segment in terms of you know, are we seeing full-scale adoption there? What else needs to be done with the product at this point to make it so that we could start rolling out some large installations?

John Davenort                                         Well let me just make a couple of comments and maybe I’ll ask Ted to amplify them. The first is a lot is going on. Ted is talking about the new “gal” in town, EFO ICE. And there has been tremendous response especially, in of course, in the supermarket area but also in drugstores and convenience stores. The other side of it though, the down light part of it, we believe and we continue to believe will ultimately be far greater than the freezer cases for supermarkets.

A lot of activity is going on. I mentioned the ING opportunity. That single opportunity is significant. It’s many grocery store’s worth. And that’s just one installation. Ted talked about Bank of America potential. There are many more buildings that we’re trying to get on.

What we’ve sold to Albertson’s so far, for example, are all down lights.

Lenny Brecken:            Okay.

John Davenport:                               And what we’ve sold to Whole Foods are all down lights. What we’ve sold to Safeway are all down lights. So down lights opportunity is real. And there are – in the spec market there are – is some fixture development because when you’re talking to spec buyers they like to see, you know, like to see their own handprint on it. Make it beautiful.

Gensler is helping us. Ted why don’t you amplify this?

Ted des Enfants:                              Well you also take a look at Albertsons Seafood. I mean that’s down lights. That’s a big opportunity there.

A lot of stuff behind the scenes with Albertsons. There’s a lot of specifications work we’re looking at. Matter of fact all of the shipments that we counted for sales in Q1 have all been down lights. So it’s a great opportunity.

I think what we’re seeing in this overwhelming response about EFO ice is this is a product the market’s been begging for for years. All the 12 years I’ve been in the business (Lenny) what I understand…

John Davenport	And the 150 years that Paul Schooley has been at it.

Ted des Enfants:

And you know, talking to everybody in the business it’s a remote light source application. You take the heat out of the case. It saves maintenance. The retailers I meet with say we’re going to have a guy walk from the top of a case to the next top of a case and changing lamps. He doesn’t have to take six fragile glass tubes out of the food area, open the doors to do it. So this is because of this overwhelming response, obviously we’re very excited and want to share that with you today.

Lenny Brecken:

Well you know, having said that, the backlog of business for ice this year sounds like as you mentioned is about $10 million that would – I don’t think that would necessarily make it the biggest product in lighting in a 150 years. So what am I missing in that respect? Is there just things going on beyond the 12 month period?

John Davenport:	The opportunity as a segment of the business is significant. It’s not the biggest single event in lighting but it is – Paul Schooley is essentially talking about the response he’s seen to the product.

Lenny Brecken:	Okay.

John Davenport:                               Lighting sales are fairly mundane ordinarily. Okay? You talk the numbers. In this case you have the customer saying my God this thing actually works – you know. It’s in a situation where what he has doesn’t actually work and you’ve got a product that you’re showing him could actually work. That’s the difference.

Lenny Brecken:            Okay.

Ted des Enfants:                              I also believe firmly that their interest in EFO ICE will also show…

John Davenport:                               It will have to.

Ted des Enfants:                              It will help sell the EFO down lighting as well. And give them something they’ve been begging for and then they’re going to have a – build confidence in that product.

John Davenport:                               Well our experience in Whole Foods as, you know, every Whole Foods as Ted was talking about, they find another place to put EFO. And that’s sort of where…

Ted des Enfants:                              That’s what we’re seeing at Albertson’s. That’s what we hope to see at all these folks we mentioned today.

John Davenport:                               Okay?

Lenny Brecken:            Thanks guys.

John Davenport:                               Thank you.

Operator:                                                                      At this time there are no further questions. Are there any closing remarks?

John Davenport:                               Sure. I just wanted to thank everybody for their participation in the call. And we look forward to a more timely – a better date for the call next time. And have a good morning.

Thank you very much.

Operator:                                                                      This concludes today’s conference call. You may now disconnect.

END